UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASS OF SECURITIES

PURSUANT TO SECTION 12(b) or (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

NAVISTAR INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	36-3359573
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

4201 Winfield Road, P.O. Box 1488, Warrenville, Illinois	60555
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be so registered:
Common Stock, par value $0.10	New York Stock Exchange, Inc.

Cumulative Convertible Junior Preference Stock, Series D, par value $1.00	New York Stock Exchange, Inc.

Preferred Stock Purchase Rights	New York Stock Exchange Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.

The description of the Common Stock, par value $0.10 per share and the Cumulative Convertible Junior Preference Stock Series D to be registered hereunder is contained under the caption “Description of Capital Stock of NIC” in our Registration Statement on Form S-3, originally filed with the Securities and Exchange Commission (the “Commission”) on February 19, 2004 (Registration No. 333-112966), as subsequently amended on April 6, 2004, which description is incorporated herein by reference. The description of the Preferred Stock Purchase Rights to be registered hereunder is contained in our Current Report on Form 8-K dated July 23, 2007 filed with the Commission on July 23, 2007, which description is incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description
3.1	Restated Certificate of Incorporation of Navistar International Corporation effective July 1, 1993, filed as Exhibit 3.2 to Annual Report on Form 10-K for the period ended October 31, 1993, which was dated and filed on January 27, 1994. Commission File No. 001-09618, and amended as of May 4, 1998.

3.2	Certificate of Designation, Preferences and Rights of Junior Participating Preferred Stock, Series A filed with the Secretary of State for the State of Delaware effective July 23, 2007 establishing the Series A Preferred Stock of Navistar International Corporation in accordance with the Restated Certificate of Incorporation of Navistar International Corporation, filed as Exhibit 3.1 to Current Report on Form 8-K, which was dated and filed on July 23, 2007. Commission File No. 001-09618.

3.4	The Amended and Restated By-Laws of Navistar International Corporation effective June 17, 2008 (marked to indicate all changes from the May 27, 2008 version). Filed as Exhibit 3.4 to Quarterly Report on Form 10-Q for the period ended April 30, 2008, which was dated and filed on June 27, 2008. Commission File No. 001-09618.

4.1	Rights Agreement, dated as of July 23, 2007, by and between Navistar International Corporation and Mellon Investor Services LLC, as Rights Agent, filed as Exhibit 4.1 to Current Report on Form 8-K, which was dated and filed on July 23, 2007. Commission File No. 001-09618.

4.2	Navistar International Corporation Restated Stock Certificate filed as Exhibit 4.20 to Quarterly Report on Form 10-Q for the period ended January 31, 2002, which was dated and filed March 11, 2002. Commission File No. 001-09618.

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

NAVISTAR INTERNATIONAL CORPORATION
Registrant

Date: June 27, 2008	/s/ Terry M. Endsley
Terry M. Endsley Executive Vice President and Chief Financial Officer